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EXHIBIT 15.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

    The management of Companhia de Saneamento Básico do Estado de São Paulo – SABESP is responsible for establishing and maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting as defined in Rules 13a-15 (f) under the U.S. Securities Exchange Act of 1934.

    The Company’s internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer and Investor Relations Officer, and effected by the Company’s board of directors, audit committee, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

    Because of its inherent limitations, internal control over financial reporting may not prevent or detect material misstatements on a timely basis. Therefore even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

    Management of the Company, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer and Investor Relations Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission - COSO.

    A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. During management’s assessment of the Company’s internal control over financial reporting described above, management identified the following material weaknesses in internal control over financial reporting as of December 31, 2006:

1. Ineffective controls related to the reconciliation and monitoring of the balance of the Unidentified Collections (Unapplied Cash Receipts) account, included as part of Customer Accounts Receivable. As a result of this control deficiency, the Company identified the need to adjust the balance of this account in the amount of R$93,758 thousand for the year ended December 31, 2006.

2. Ineffective controls to ensure the timely and accurate transfer of amounts from the construction-in-progress account to the corresponding accounts for property, plant and equipment, as well the timely commencement of recorded depreciation expense associated with capital assets placed in service. This control deficiency resulted in audit adjustments to the financial statements for the year ended December 31, 2006.

    Because of the material weaknesses described above, management concluded that as of December 31, 2006, the Company did not maintain effective internal control over financial reporting based on the criteria established in “Internal Control – Integrated Framework” issued by COSO.

    Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by Deloitte Touche Tohmatsu Auditores Independentes, the Company’s independent registered public accounting firm, whose report is included herein.

/s/ Gesner José de Oliveira Filho	/s/ Rui de Britto Álvares Affonso

Gesner José de Oliveira Filho	Rui de Britto Álvares Affonso
Chief Executive Officer	Chief Financial Officer and Investor Relations Officer
June 29, 2007	June 29, 2007